EXHIBIT 4.3

Agreement dated the   27  th day of April, 2004
                      --
BETWEEN:


                              EPIC ENERGY INC.
                                  ("EPIC")

                                   -and-

                           PROTEC INDUSTIRES INC.

                                 ("PROTEC")


                      OPTION TO PRUCHASE ("AGREEMENT")
                      --------------------------------


RECITALS:

     1. EPIC, its subsidiaries and affiliates, a result of their interests in Ukraine possess fixed and liquid assets, properties, licenses, rights, and project opportunities.

     2. EPIC possesses substantial technical expertise and food will with the Ukrainian authorities which translate into a strategic advantage in identifying and acquitting additional oil and gas projects Ukraine.

     3. EPIC has established a special contractual relationship with OMV, and subsequently with RWE-dea, regarding the development of oil and gas opportunities in the Black Sea.

     4. EPIC, its subsidiaries and affiliates, as a result of their international oil and gas activities and experience possess additional exclusive and/or unique project opportunities in other countries.

     5. PROTEC possesses or has access to the funds necessary to finance EPIC's existing oil and gas projects and EPIC's project opportunities.

     6. PROTEC desires to establish a partnership with EPIC whereby EPIC finds and operates the oil and gas projects while PROTEC provides the financing, with PROTEC acquiring a 49% interest in the share structure of EPIC.

NOW THEREFORE IN CONSIDERATION of the mutual covenants herein contained and an Option Fee of USD $500,000 to be paid by PROTEC to EPIC, the parties hereto agree as follows:

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     1.   DEFINITIONS:  For the purposes of the Agreement, the following terms shall have the following meanings:

          a. "EPIC" shall mean EPIC ENERGY INC. and its subsidiaries and afffiliates, and "PROTEC" shall mean PROTEC INDUSTRIESINC.;
          b. "Execution Date" shall mean the day upon which the US $500,000 is paid in full by Protec.
          c. "Option Fee" shall mean the total sum of a down payment of USD $500,000 payable as set forth below;
          d. "Option Term" shall mean that period of time commencing on the Execution Date and ending six (6) calendar weeks thereafter;
          e. "Closing Date: shall mean that date, within the Option Term , upon which PROTEC shall sign final documents with EPIC exercising ists Option to Participate.
          f. "Expiration Date" shall mean that date upon which the offer of the Option Agreement shall expire if Protec has failed to pay the Option Fee.

     2. GRANT OF OPTION. For and in consideration of the Option Fee payeable to EPIC as set forth herein, EPIC does hereby grant to PROTEC the exclusive right and Option ("Option") to acquire 49% of EPIC's share interest, in common shares subject to approval of the stock exchange authorities.

     3. PAYMENT OF OTION FEE. PROTEC agrees to pay EPIC USD $5000,000 upon the Expiration Date of May 10, 2004, the offer of the Option Agreement shall become null and void unless the Expriation Date is extended in writing by mutual consent of both parties.

     4. EXERCISE OF OPTION. PROTEC may exercise its exclusive option at any time during the Option Term, upon completion of the appropriate final documents with EPIC. In the event PROTEC does not exercise its exclusive right granted by the Option during the Option Term, EPIC shall be entitled to retain the Option Fee, subject to the additional terms and conditions of this Agreement and subsequently, this Agreement shall become absolutely null and void and neither party hereto shall have any other liability, obligation or duty hereinunder or pursuant to this Agreement.

     5. CONTRACT(S) FOR PARTICIPATION. In the event that PROTEC chooses to exercise its exclusive Option as provided for in the preceding paragraph, both parties agree to execute one or more contracts in accordance with the following terms and conditions:

          a.   PROTEC shall deliver a minimum of $15 million to a Trust
               Account held on Epic's behalf by Epic's attorneys.
          b.   PROTEC shall commit to providing the financing of EPIC's
               future oil and gas projects, subject to certain conditions whereby PROTEC shall have the right to independently confirm the economic viability of said projects.

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          c.   EPIC shall obtain approval from the necessary stock exchange authorities for Private Placement issuance of new common shares from treasuryt such trhat Protec holds 49% of all issued common shares.
          d. EPIC shall provide PROTEC with the right to review Epic's use of funds, work programs and budgets, and accounting procedures.


     6. PERFORNACE OBLIGATIONS. During the Option Term, each party shall have certain performance obligations as follows:

          a. EPIC shall return to "good standing" with the Toronto Stock Exchange and resume trading in Canada. The parties shall work together to establish trading in Frankfurt were a listing already exists.
          b. EPIC shall obtain all necessary approvals for the execution of the proposed deal between EPIC and PROTEC.
          c. EPIC's Ukranian subsidiary shall return to "good standing" in Ukraine and restore cash flow.
          d. PROTEC shall place into a special TRUST account a minimum of $15 million to purchase 49% of EPIC common shares.

     7. OTHER CONSIDERATIONS FROM EPIC. Epic provides to PROTEC during the Option Term the following additional considerations:
          a. PROTEC shall have the right to convert up to $250,000 of the Option Fee into EPIC shares at a per- share price of USD
               0.10 (ten cents), subject to approval of the Toronto Stock Exchange.
          b. Upon completion of PROTEC's obligations, PROTEC shall have the right to place one director on Epic's Board.

     8. OTHER CONSIDERATIONS FROM PROTEC. PROTEC provides to EPIC the following additional considerations:
          a. The voting rights of all shares purchased and/or earned by PROTEC, its subsidiaries and affiliates shall be assigned to a Voting Trust in cooperation with Ronald K. Cormick's voting block such that no change in control of EPIC shall occur. The parties understand that this will retain EPIC's substantial tax credits that can accrue to the benefit of all shareholders of EPIC.

     9. DEFAULT BY EPIC; REMEDIES OF PROTEC. In the event EPIC fails to perform its obligations as set forth is Paragraph 6, PROTEC shall be entitled to demand reimbursement of up to $250,000 of the Option Fee from the sale proceeds of EPIC's drilling rig assets in Ukraine and shall have no further recourse against EPIC.


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     10.  EXECUTION BY BOTH PARTIES.  This Agreement shall not become effective and binding until fully executed by both PROTEC and EPIC.

     11. NOTICE. All notices, demands and / or consents provided for in this Agreement shall be in writing and shall be delive4red to the parties hereto by fax with confirmation of receipt. Such notices hall be deemed to have been served on the date receipted. Subsequently, originals shall be delivered by hand or by international courier.

All such notices and communications shall be addressed to EPIC at:

Epic Energy Inc.
1710, 321-6th Ave, SW
Calgary, AB Canada T2p 3H3

FAX: +1-206-374-5208

All such notices and communication shall be addressed to PROTEC at:

Protec Industries Inc.
----------------------
Villa Menotti
-------------
Kaiser Franz
------------
A-2500 Baden Austria
--------------------

Fax:  +43-225-42577
-------------------

     12. FEE GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada.

     13. SUCCESSORS AND ASSIGNS. This agreement shall apply to, inure to the benefit of and be binding upon enforceable against the parties hereto and their respective heirs, successors and or assigns, to the extent as if specified at length throughout this agreement.

     14.  TIME. Time is of the essence of this Agreement.

     15. Headings. The headings inserted at the beginning of each paragraph and/or subparagraph are for the convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.

     16. Cost of this Agreement. Any cost and/or fees incurred by PROTEC or EPIC in executing this Agreement shall be borne by the respective party incurring such cost and/or fee.


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     17.  Entire Agreement. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between EPIC and PROTEC and supercedes all prior discussions and agreements wether written or oral between EPIC and PROTEC with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between EPIC and PROTEC with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both EPIC and PROTEC with the formalities hereof.

               IN WITNESS WHREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

     EPIC ENERGY INC.

     Per:_____________________________
     Name/Title: Ronald K. Cormick, President & CEO


     PROTEC INDUSTRIES INC.

     Per: _____________________________
     Name/Title: A. Przybilla, President & CEO





















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